Exhibit 10.1

NATURAL GAS SALES AGREEMENT

This Natural Gas Sales Agreement (this “Agreement”) is dated as of this 9th day of August, 2011 (the “Effective Date”), by and between R. E. Gas Development, LLC, a Delaware limited liability company (“RE Gas” or “Seller”) and BP Energy Company, a Delaware company (“BP” or “Buyer”). BP and RE Gas are referred to hereinafter individually as a “Party” and collectively as the “Parties”.

WHEREAS, RE Gas has available for sale certain supplies of Gas, and RE Gas desires to sell and deliver to BP such Gas supplies in the quantities and in accordance with the terms and provisions set forth below; and

WHEREAS, BP desires to receive and purchase such Gas in the quantities and under the terms and conditions provided below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth hereinafter, the sufficiency of such consideration being acknowledged by the Parties, the Parties hereby agree as follows:

Under the terms of this Agreement, RE Gas agrees to sell and deliver to BP, and BP agrees to buy and receive from RE Gas, quantities of Gas on a Firm basis.

1. Confirmations. Any Gas purchase and sale transaction will be effectuated electronically or telephonically with (i) the Parties expressly consenting to the recordation of any such communications with respect to this Agreement between their respective employees without any special or further notice to the other Party, (ii) the mutually agreed transaction terms indicating offer and acceptance legally binding the Parties, and (iii) the transaction being considered a signed written agreement by the Parties. The terms of a transaction (each transaction as agreed pursuant to the terms of this Agreement, a “Transaction”) will be confirmed by BP, and may be confirmed by RE Gas, in a transaction confirmation (a “Transaction Confirmation”) substantially in the form of Exhibit A hereto to be transmitted by such Party (the “Confirming Party”) to the other Party (the “Non-Confirming party”) by mail, facsimile or mutually agreeable electronic means within three (3) Business Days following agreement with respect to a Transaction. The Non-Confirming Party may object to any term contained in a Transaction Confirmation if it believes that such term was not agreed to by the Parties by giving written notice to the Confirming Party by facsimile or other electronic means, which notice must be received by the Confirming Party by 5:00 p.m., local time of the Confirming Party, on the second Business Day following the Non-Confirming Party’s receipt of the Transaction Confirmation, unless such Non-Confirming Party has previously sent a Transaction Confirmation to the Confirming Party. The failure to notify the Confirming Party by such deadline constitutes the Non-Confirming Party’s agreement to the terms of Confirming Party’s Transaction Confirmation. If a Non-Confirming Party timely objects to the terms of Confirming Party’s Transaction Confirmation, such Transaction will not be binding until such objections are fully resolved by the Parties. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation will be binding until or unless such differences are fully resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. The Parties will in good faith attempt to resolve such differences and in the event of a conflict among the terms of (i) a binding Transaction Confirmation (ii) the oral/electronic agreement of the Parties evidenced by a record and (iii) this Agreement, the terms so evidenced will govern in the priority listed in this sentence. This Agreement and any and all Transactions entered into by and between the Parties hereunder will form a single integrated agreement between the Parties.

2. Term. The term of this Agreement will commence on the Effective Date and will be coterminous with the initial end date of the DTI Service Agreement that, among other things, amends the receipt point thereunder as described in Section 3 below, but in no event later than October 31, 2022, unless terminated earlier as provided for herein. Notwithstanding any termination, this Agreement will continue in effect for the remainder of the delivery period covered by any then outstanding Transactions and provided further, the obligations to make payments due under this Agreement, any indemnity obligations, and any limitation of liability provisions will survive the termination of this Agreement.

3. Obligations.

(a) Subject to the terms of this Agreement, RE Gas agrees to sell and deliver Gas to BP at the Delivery Point in accordance with the quantities specified for each Transaction, and BP agrees to purchase and accept delivery of such Gas at the Delivery Point in accordance with the quantities specified for each Transaction. Schedule 3(a) – 1, attached hereto and made a part hereof, sets forth the minimum delivery obligations of RE Gas for the Term of this Agreement in each Period. Schedule 3(a) – 2, attached hereto and made a part hereof, sets forth the firm delivery obligations by Delivery Point during Period 2. The “Minimum Monthly Quantity” to be delivered is calculated as the MMBtu per Day in each Period times the number of days in each Month within a respective Period. If at the end of any Month within a Period, the respective Minimum Monthly Quantity has not been fully delivered, RE Gas agrees to pay the Shortfall Charge for each MMBtu not delivered. Payment of the Shortfall Charge will be made in the ordinary course (and may be set off against amounts payable by BP to RE Gas in respect of Gas sold and delivered hereunder). The Minimum Monthly Quantity may be comprised of (i) FOM Baseload, (ii) replacement volumes associated with implementation of the cover standard in Section 9 (physical or financial) (“Cover Quantity”), and (iii) Swing Gas. Subject to acceptance by BP, RE Gas may on any Day, nominate volumes greater than the MMBtu per Day set forth on Schedule 3(a); however, in no event will BP be required to take delivery of properly tendered volumes in excess of 59,500 MMBtu on any Day during the Term. Volumes greater than 59,500 MMBtu that BP agrees to receive will flow on a Secondary basis. The parties agree that RE Gas will pay DTI demand charges should DTI curtail the Secondary firm capacity being used for such volumes over 59,500 MMBtu.

Five (5) Business Days prior to the start of each delivery Month during the Term, RE Gas will notify BP of the volume of Gas that RE Gas will deliver each Day during such Month (“FOM Baseload”), and BP will acknowledge receipt of RE Gas’ notification of the FOM Baseload by 12:00 p.m. Central time on that Day. If on any Day the actual delivered volume is less than the FOM Baseload, BP will be entitled to the remedies set forth in Section 9. Conversely, should BP fail to take receipt of the FOM Baseload on any Day, RE Gas will be entitled to the remedies set forth in Section 9.

Gas delivered and taken at the Delivery Point on any Day beyond the FOM Baseload during the Period March 1, 2012 through December 31, 2012, will be deemed “Swing Gas.” RE Gas will notify BP of the quantity of Swing Gas that it intends to deliver by 9:00 a.m. Eastern time on the Day before the Day that Swing Gas is to flow. Gas sold and/or delivered by RE Gas to BP at the Delivery Point, and purchases made and/or received from RE Gas by BP at the Delivery Point, will be deemed delivered in the following order: (i) the FOM Baseload, (ii) Cover Quantity, if any, and (iii) Swing Gas.

RE Gas will be solely responsible for arranging for transportation of the Gas to the Delivery Point, and BP will be solely responsible for arranging for transportation of the Gas from the Delivery Point. Upon commencement of deliveries hereunder, the receipt point under the DTI Service Agreement will be changed to match the Delivery Point herein, and Gas will flow from the Delivery Point on a Secondary basis. Gas will not flow on a Primary basis until such time as the DTI Service Agreement is amended. BP will use commercially reasonable efforts to reach agreement with DTI to amend the DTI Service Agreement to permit Primary points of receipt and delivery as contemplated under this Agreement.

Should BP and DTI fail to reach agreement to amend the DTI Service Agreement as contemplated herein, BP will promptly notify RE Gas. RE Gas will then have ten (10) Business Days to provide BP with written notice (“Early Termination Notice”) of its intent to early terminate this Agreement and liquidate the Transactions in effect (each a “Terminated Transaction”). The Early Termination Notice will set a date (“Early Termination Date”) that is after the date of the Early Termination Notice but no later than five (5) Business Days prior to the first day of the next delivery Month. RE Gas will determine damages on such Early Termination Date in accordance with Section 5 of this Agreement; provided however, that for purposes of determining the resulting amount(s) owed for the termination and liquidation of each Transaction, the Market Value for each Terminated Transaction will be determined by using the mid-point, as it may be estimated, between the bid price and the ask price set forth in such publication(s) commonly accepted by the natural gas industry (selected by RE Gas in a commercially reasonable manner) to determine Market Value for each Terminated Transaction to reflect that neither Party is a Defaulting Party and accordingly the intent of the Parties is not to ascertain liquidated damages from a non-defaulting Party’s perspective. The respective Parties will have the same rights and remedies related to the calculation and dispute of the resulting Net Settlement Amount(s) owed with respect to the termination and liquidation of the Affected Transactions as those set forth in Section 5. The Party owing the Net Settlement Amount will pay the Net Settlement Amount to the other Party as provided under Section 5.

If BP and DTI fail to reach agreement to amend the DTI Service Agreement and RE Gas does not exercise its option to early terminate this Agreement, then the Parties agree that all deliveries hereunder will flow on a Secondary basis and curtailment of such Secondary transportation will be a permitted force majeure pursuant to Section 8.

(b) The Parties will coordinate their nomination activities, giving sufficient time to meet the deadlines of the relevant Transporter(s). Each Party will give the other Party timely prior notice, sufficient to meet the requirements of all Transporter(s) involved in a Transaction, of the quantities of Gas to be delivered and purchased each Day. Should either Party become aware that actual deliveries at the Delivery Point are greater or lesser than the Scheduled Gas, such Party will promptly notify the other Party.

(c) The Parties will use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If RE Gas or BP receives an invoice from a Transporter that includes Imbalance Charges, the Parties will determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of BP’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then BP will pay for such Imbalance Charges or reimburse RE Gas for such Imbalance Charges paid by RE Gas. If the Imbalance Chargers were incurred as a result of RE Gas’ delivery of quantities of Gas greater than or less than the Scheduled Gas, then RE Gas will pay for such Imbalance Charges or reimburse BP for such Imbalance Charges if paid by BP.

(d) the price per MMBtu of delivered volumes will be as follows:

(i) for FOM Baseload: the index price published in the first of the month issue of Platt’s Inside FERC Gas Market Report for the delivery Month under the index titled “Dominion Transmission Inc.- Appalachia (“Inside FERC DTI”), less the Baseload Marketing Fee, less the DTI Demand Charge.

(ii) for Swing Gas: the index price published each day in Platt’s Gas Daily under the table titled midpoint “Dominion, South Point” (“Gas Daily Dominion South Point”), less the Swing Marketing Fee, less the DTI Demand Charge.

4. Payment. RE Gas will invoice BP each month for Gas delivered during the prior month, in addition to other applicable charges, and RE Gas will provide customary supporting documentation. BP will pay RE Gas the amount set forth in such invoice by wire transfer on or before the later of (i) the 25th Day of the Month following the Month of delivery or (ii) ten (10) Days after receipt of RE Gas’ invoice. Any adjustments to invoices with respect to actual deliveries and nominated deliveries will be reflected in the invoice for the following Month or as soon thereafter as actual delivery information is available. If the payment date falls on a Day that is not a Business Day, then payment is due on the next Business Day following that date. BP may dispute any invoice in good faith by providing supporting documentation acceptable in industry practice to RE Gas, but must pay any undisputed portion of the invoice when due. In the event the Parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section 4. Should BP fail to pay any undisputed amount when due, the unpaid balance will bear interest from the date due until paid at the prime rate in effect from time to time as published by the Wall Street Journal, plus two percent (2%), compounded quarterly. In the event of any dispute as to any billing, the Parties will cooperate in good faith to resolve such matter expeditiously. Upon RE Gas’ request, BP shall escrow disputed amounts that exceed $100,000. If cover damages are incurred under Section 9, the damages will be invoiced during the next Month. The Parties will net all undisputed amounts due and/or past due arising under this Agreement against such undisputed cover damages such that the Party owing the greater amount under any invoices will make a single payment of the net amount to the other Party. Upon reasonable notice and at reasonable times during normal business hours, each Party may examine, at its own expense, the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any charges, adjustments or payments. The right to examine, audit, and to obtain copies will not be available with respect to proprietary information not directly relevant to Transactions under this Agreement. Any adjustments that are necessitated as a result of the examination will be paid by the Party owing the adjustment within thirty (30) Days of the notice of the adjustment invoice. All invoices and payments will be conclusively presumed final unless objected to in writing within two (2) years following the date of the original invoice.

5. Events of Default & Remedies.

(a) In the event (each an “Event of Default”) a Party (the “Defaulting Party”) will: (i) fail to make any undisputed payments to the other Party under this Agreement within two (2) Business Days after notice of such failure to pay is given to the party owing the payment, (ii) make an assignment or any general arrangement for the benefit of creditors; (iii) file a petition or otherwise commence, authorize, acquiesce or otherwise agree to or participate in the commencement of a proceeding or action under any bankruptcy or similar law providing for the protection from creditors, or have a petition filed or action commenced against it; (iv) become bankrupt or insolvent (however documented or evidenced); (v) be unable to pay its debts as they become due and owing; (vi) have a receiver, custodian, trustee or similar official appointed to the Party or with respect to a significant portion of all of its assets; (vii) fail to provide adequate assurance of performance within two (2) Business Days of a proper written request by the other Party, (viii) fail to perform or breach any other material obligation or representation under this Agreement not otherwise covered hereunder (excluding a Party’s failure to deliver or receive Gas, the exclusive remedy of which is provided for in Section 9) within five (5) Business Days of written notice from the other Party, or (ix) with respect to such Party’s guarantor, (a) any event referenced in clauses (ii)-(vi) will have occurred with respect to such guarantor; (b) fail to ensure that a guarantor’s guaranty be in full force and effect for purposes of this Agreement prior to the satisfaction of all obligations of such Party hereunder; or (c) give the other Party reasonable cause to believe that such guarantor will (or fail to provide adequate assurance that such guarantor will not) repudiate, disaffirm, disclaim, or reject, in whole or in part, or challenge the validity of any guaranty related to this Agreement, then the other Party (the “Non-Defaulting Party”) will have the right to (I) withhold any payments and/or suspend deliveries upon notice to the other Party, (II) liquidate and terminate all Transactions under this Agreement in accordance with Section 5(b) below, and (III) exercise any and all other remedies available under this Agreement or applicable law.

(b) If an Event of Default has occurred, is continuing and has not been remedied by the Defaulting Party, the Non-Defaulting Party will have the right to, upon written notice to the Defaulting Party, designate a Day, no later than ten (10) Business Days after such notice is given, as an early termination date (“Early Termination Date”) for the liquidation and termination pursuant to the terms hereof of all Transactions under this Agreement (each a “Terminated Transaction”). On the Early Termination Date, all outstanding Transactions under this Agreement will be accelerated, liquidated and terminated, other than those Transactions, if any, that may not be liquidated and terminated under applicable law (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is legally permissible, and upon termination will be a Terminated Transaction and be valued consistent with this Section 5(b). With respect to each Excluded Transaction, its actual termination date will be the Early Termination Date for purposes of this Section 5. As of the Early Termination Date, the

Non-Defaulting Party will in good faith, determine, in a commercially reasonable manner, (i) all amounts payable by one Party to the other Party, that have not been paid as of the Early Termination Date with respect to performance rendered or provided under any Transaction, (whether then due and owing or not), such as but not limited to (A) any invoiced amount, (B) any uninvoiced amounts due to physical deliveries and receipts that occurred prior to the Early Termination Date, (C) any taxes or other such costs and expenses that arose prior to the Early Termination Date that are otherwise allowed under the terms of this Agreement, and (D) if the Defaulting Party is RE Gas, the net present value of (x) the DTI Demand Charge plus the Baseload Marketing Fee times (y) the Minimum Monthly Quantity not delivered from the Early Termination Date through the end of the Term; and (ii) all amounts payable by one Party to the other as a result of any difference in the Market Value and the Contract Value of each Terminated Transaction. In determining the amounts payable under clause (ii), the Non-Defaulting Party will determine the Market Value of each Terminated Transaction in a commercially reasonable manner, considering, among other valuations, any or all of the settlement prices from NYMEX, ICE or other applicable public platforms, quotations from leading dealers or brokers in physical Gas trading markets, similar sales or purchases and any other bona fide third-party offers, adjusted in good faith, as necessary, to account for (I) the quantities of Gas required under the Terminated Transactions, (II) the term of the Terminated Transactions and (III) transportation costs due to differences between the market information for a relevant location and the actual Delivery Point under the Terminated Transactions. The Non-Defaulting Party will make all supporting documentation used to calculate Market Value available to the Defaulting Party upon request. After obtaining the Market Value applicable to each Terminated Transaction, the Non-Defaulting Party will ascertain the amounts payable for each Terminated Transaction under clause (ii) based on the following: the amount equal to the positive difference between the Market Value and the Contract Value will be due to the Buyer, and to the Seller if the opposite is the case. In determining such differences, the Non-Defaulting Party will where appropriate, discount each amount then due under clause (ii) above to the present value in a commercially reasonable manner as of the Early Termination Date. The Parties agree that the Non-Defaulting Party will not be required to enter into any replacement transactions in order to determine the Market Value. For the avoidance of doubt, it is expressly understood and agreed that the Defaulting Party will not be liable to the Non-Defaulting Party with respect to any losses incurred upon settlement of any hedging arrangement between the Non-Defaulting Party and any third party not the Defaulting Party as a result of any Terminated Transaction.

(c) For purposes of this Agreement, Contract Value means the price of Gas under a Terminated Transaction times the remaining quantity to be delivered or purchased under such Terminated Transaction. Market Value means the market price determined by the Non-Defaulting Party under a Terminated Transaction times the amount of Gas remaining to be delivered or purchased under such Terminated Transaction.

(d) The Non-Defaulting Party will net or aggregate, as appropriate, any and all amounts owing between the Parties so that all such amounts are netted or aggregated to a single liquidated amount payable by one Party to the other (the “Net Settlement Amount”). At its sole option, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to it against any collateral provided as assurance of performance and held by it under this Agreement; (ii) any Net Settlement Amount against any amount owed by or to a Party or any of its Affiliates under any other agreement between the two respective Parties to this Agreement or any of their respective Affiliates. Any non-liquidated amounts may be estimated by the Non-Defaulting Party in good faith, with a true-up of such estimate within the next sixty (60) days. With respect to any Early Termination Date, the rights provided under this Section 5 will constitute the sole and exclusive remedy available to the Non-Defaulting Party. As soon as reasonably practicable after the Early Termination Date, the Non-Defaulting Party will provide the Defaulting Party with written notice of the amount of the Net Settlement Amount, and the application of any collateral or the setoff of any allowed amounts. The notice will provide a detailed explanation of the foregoing, including calculations; provided, however, that the failure to provide such notice will not in any manner effect the liquidation or termination of the Terminated Transactions or give the Defaulting Party a monetary claim against the Non-Defaulting Party. Any Net Settlement Amount will be due within three (3) Business Days of the delivery of the notice.

6. Measurement, Quality and Title.

(a) All Gas delivered by RE Gas to BP will meet the quality, pressure, measurement and other operational specifications of the receiving Transporter at the Delivery Point (“Pipeline Requirements”), and the unit of measurement for all delivered Gas will be one MMBtu dry. The Transporter’s equipment will be utilized for purposes of determining whether RE Gas’ Gas has satisfied the Pipeline Requirements. Notwithstanding the foregoing, the Parties acknowledge that the Gas delivered by RE Gas under any Transaction governed by this Agreement will be delivered in common stream with other sources of Gas. If (i) a Transporter refuses to receive or transport Gas sold and delivered by RE Gas to BP at the Delivery Point because the Transporter claims that the Gas does not meet Pipeline Requirements and the Pipeline Requirements have changed since the date the subject Transaction was entered into by the Parties, or (ii) a Transporter refuses to receive or transport Gas nominated for delivery by RE Gas to BP because it claims that the Gas does not meet Pipeline Requirements and the Transporter previously accepted Gas from RE Gas from the same supply source, to the extent such event(s) prevents RE Gas from delivering any Gas, in whole or in part, the event will be considered an event of force majeure and RE Gas’ obligation to deliver (as well as any obligation to use reasonable efforts to avoid the adverse impact of such event) will be suspended and BP’s obligation to receive the Gas will be suspended until the situation is remedied, and RE Gas shall be free from any claims of damages being made by BP for such Gas (i.e., BP cannot accept such Gas and reserves damage claims against RE Gas). Both RE Gas and BP will use commercially reasonable efforts to work with the applicable Transporter(s) to remedy the situation as soon as possible so that deliveries can resume. Notwithstanding anything else in this Agreement to the contrary, RE Gas will have no liability to BP if a Transporter accepts Gas for transportation that fails to meet the Pipeline Requirements, unless it can be demonstrated that RE Gas was the cause of the common stream not meeting Pipeline Requirements and RE Gas had direct control over ensuring that such Gas met the Pipeline Requirements.

(b) Title to the Gas will pass to BP from RE Gas at the Delivery Point. RE Gas will be responsible for any liability with respect to the Gas prior to delivery to BP at the Delivery Point, and BP will be responsible for any liability with respect to the Gas after delivery to it at the Delivery Point. RE Gas warrants that it has good and merchantable title to, or the right to deliver and sell, all Gas delivered to BP free and clear of all liens, claims, and encumbrances. RE GAS EXPRESSLY DISCLAIMS ANY AND ALL FURTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. Indemnification. RE Gas will indemnify, defend and hold BP harmless from any and all claims, losses, costs, and liabilities of whatsoever nature (including, without limitation, attorneys fees and costs) (collectively “Claims”) from any and all persons arising out of claims of title, personal injury or death, and property damage from such Gas or other charges thereon that attach before title passes to BP. BP will indemnify, defend, and hold RE Gas harmless from all Claims from any and all persons arising out of claims of title, personal injury or death, and property damage from such Gas or other charges thereon that attach after title passes to BP.

8. Force Majeure.

(a) Neither Party will be liable to the other to the extent the failure to perform any obligation hereunder (other than an obligation to make payments hereunder) is caused by an event of force majeure. As used herein “force majeure” means any act or event beyond the reasonable control of the affected Party. Force majeure includes, but is not limited to, the following specific events: acts of God; fires; floods; washouts; hurricanes; tornados; storms; earthquakes; lightning; landslides; storm warnings; weather related events affecting an entire geographic region, such as freezes, including any mass evacuations related to such weather related events; explosions; breakage or accidents to machinery, equipment, lines of pipe or necessity of repairs to any of the foregoing; strikes; lockouts and other industrial disturbances; acts of declared or undeclared war; terrorism; riots; sabotage; disturbances; act of the public enemy; insurrections; the interruption of and/or curtailment of firm transportation and/or storage by Transporters; any law, rule, order or action of any governmental entity, including any unreasonable delay, action or failure of such entity to approve any action required for the performance of a Party under this Agreement provided that any requested action is legal, customary and within the entity’s jurisdiction and that proper application was timely made to such entity; or the inability or unwillingness of a pipeline to receive or transport Gas subject to this Agreement.

If the DTI Service Agreement is amended to permit Primary transportation from the Delivery Point, then force majeure will not include the curtailment of Secondary transportation or interruptible transportation unless Primary transportation is also curtailed. However, if the DTI Service Agreement is not amended to permit Primary transportation from the Delivery Point, and RE Gas has not elected to early terminate this Agreement, and the Parties are proceeding under this Agreement with Secondary transportation, then the curtailment of Secondary transportation will be a permitted force majeure regardless of whether Primary transportation is also curtailed. Force majeure will not include (i) BP’s ability to buy Gas at a lower price than the contract price for the subject Transaction; (ii) RE Gas’ ability to sell Gas at a higher price than the contract price for the subject Transaction; (iii) a governmental agency disapproving, either in whole or in part, the transference of costs resulting from a Transaction; (iv) RE Gas’ loss of its Gas supply unless caused by one of the specific events referenced above; or (v) BP’s inability to use or resell the Gas it has purchased under this Agreement, unless caused by one of the specific events referenced above. The Party claiming force majeure will give prompt written notice to the other Party as soon as reasonably practicable of the nature and expected duration of such event, and will make commercially reasonable efforts to resolve the event or to mitigate the effects of such event in order that performance may resume. Notwithstanding the foregoing, the Parties agree that the settlement of any strike, lockout or other labor dispute will be entirely within the discretion of the Party experiencing such event, and further agree that, upon the occurrence of any event of force majeure and the continuance thereof, neither Party will be obligated to purchase or sell Gas hereunder if such purchase or sale would result in material economic impact to such Party under this Agreement.

(b) Without restricting the generality of the foregoing, if an event of force majeure occurs, the Party affected may, in its sole discretion and without notice to the other Party, determine not to make a claim of force majeure and to waive its rights hereunder as they would apply to such event. Such determination or waiver will not preclude the affected Party from claiming force majeure in respect of any subsequent event, including any event that is substantially similar to the event in respect of which such determination or waiver is made.

(c) If BP claims an event of force majeure downstream of the Delivery Point due to curtailment of firm transportation on the DTI system, then, as determined by the DTI tariff at the time of the force majeure, (i) if BP is required to pay DTI Demand Charges on DTI, such charges will be paid by RE Gas, (ii) if DTI Demand Charges are not required to be paid by BP, then no demand charge payment will be required by RE Gas and/or (iii) if DTI Demand Charge previously paid are refunded by DTI to BP, BP will pass such refund to RE Gas. BP shall diligently pursue all refunds available to it in the circumstances contemplated by this Section 8(d). Upon being notified of the existence of an event of force majeure affecting BP’s ability to take Gas hereunder, RE Gas may, for the duration of the force majeure event, sell the Gas to a third party; provided however, that upon resolution of the force majeure event, RE Gas will resume deliveries to BP as of the first Day of the next delivery month.

(d) If RE Gas claims an event of force majeure upstream of the Delivery Point (1) in the production area, (2) on the gathering system, or (3) at the processing plant, then to the extent RE Gas does not deliver the Minimum Monthly Quantity during the month in which the force majeure event occurs, then RE Gas will pay to BP the DTI Demand Charge for each MMBtu of Gas that is not delivered during the duration of the force majeure up to the Minimum Monthly Quantity. If RE Gas claims an event of force majeure upstream of the Delivery Point and delivers the Minimum Monthly Quantity required during the month in which the force majeure event occurs, there are no additional charges.

9. Cover Damages. The sole and exclusive remedy of a Party in the event of a breach of a Firm obligation by either Party to deliver or accept Gas on any Day(s), will be the payment by the breaching Party to the other Party of an amount equal to (i) the difference between the contract quantity for the subject Transaction and the actual quantity of Gas required to be delivered or taken by such breaching Party, multiplied by (ii) in the case where the breaching Party was (a) the Seller, the positive difference if any, between the price paid by the Buyer to purchase cover Gas in the marketplace, as adjusted for any transportation costs, and the contract price for the subject Transaction, or (b) the Buyer, the positive difference, if any, between the contract price for the subject Transaction and the price received by the Seller for selling the Gas in the marketplace, as adjusted for any transportation costs. In the event the Buyer in the case of (i), and the Seller in the case of (ii), are unable after using commercially reasonable efforts to replace the Gas or sell the Gas (either in whole or in part) as the case may be, then the non-breaching Party may use the spot price listed in the publication indicated on the subject Transaction or the listing applicable to the geographic location closest in proximity to the Delivery Point, as adjusted for any transportation costs, to determine the amount, if any, that should be paid to such non-breaching Party under the foregoing formulas.

10. Fixed Price Transactions. In the event that the contract price for a Transaction is a Fixed Price (as defined below), and such Transaction (i) has a Firm performance obligation, and (ii) a delivery period of at least one Month, then, notwithstanding anything to the contrary in this Agreement, including, without limitation, anything in Section 9, if, upon the occurrence of an event of force majeure, and as a result of the event of force majeure (a) RE Gas is unable to sell and deliver or (b) BP is unable to purchase and receive, the contract quantity of Fixed Price Gas, either in whole or in part, then for the duration of the event of force majeure, for each Day that RE Gas is unable to sell and deliver, or BP is unable to purchase and receive, such Fixed Price Gas, as set out herein, the following settlement obligations between the Parties will apply:

A.	if the FOM Price (as defined below) exceeds the Fixed Price, RE Gas will pay BP the difference between the FOM Price and the Fixed Price for each MMBtu of such Gas not delivered and/or received on that Day, or

B.	if the Fixed Price exceeds the FOM Price, BP will pay RE Gas the difference between the Fixed Price and the FOM Price for each MMBtu of such Gas not delivered and/or received on that Day.

For the purpose of this Section 10, “Fixed Price” means, a contract price for a Transaction that is expressed as a flat dollar amount for the Month of delivery, excluding any Transactions that have been entered into after the last trading day (as defined by the NYMEX) for the applicable Month. Subject to the foregoing exclusion, “Fixed Price” also includes any Transaction containing a contract price that has been converted from a floating price mechanism (i.e., a NYMEX/first of the month index basis component and a fixed price component, or a NYMEX/first of the month index priced component with a fixed basis component) to a flat dollar amount for the Month of delivery, either upon the mutual agreement of the Parties or as a result of a Party exercising a pricing “trigger” option in the contract. “FOM Price” means the price per MMBtu, stated in the same currency as the Transaction subject to such event of force majeure, for the first of the Month delivery, either as the NYMEX settlement price or as an index price published in the first issue of a publication commonly accepted by the natural gas industry (selected by RE Gas in a commercially reasonable manner) for the Month of such event of force majeure for the geographic location closest in proximity to the point(s) of delivery for the relevant Day, adjusted for the basis differential between the point(s) of delivery and the NYMEX or such published geographic location as determined by RE Gas in a commercially reasonable manner.

11. Taxes and Royalties.

(a) RE Gas will pay any and all taxes, levies, penalties or charges imposed by any governmental entities (collectively “Taxes”), including but not limited to any ad valorem, production, severance, or similar Taxes, assessed against the Gas prior to its delivery to BP hereunder and RE Gas will indemnify, defend and hold BP harmless therefrom. BP will pay all Taxes assessed at and after the Gas is delivered by RE Gas at the Delivery Point, and BP will indemnify, defend and hold RE Gas harmless therefrom. If a Party pays Taxes that are the responsibility of the other Party, the responsible Party will immediately reimburse such Party. If a Party is exempt from any Taxes, it will provide any necessary documentation thereof to the other Party upon request.

(b) If a Party is required to remit or pay Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes will promptly reimburse the other Party for such Taxes, except to the extent either Party has filed, or provides prior notice to the other Party that it will timely file, a good faith protest, contest, dispute or complaint with the taxing authority or applicable court with jurisdiction, which tolls the requirement to pay such Taxes. Any Party is entitled to make such good faith protests, contests, disputes or complaints with the applicable taxing authority or applicable court with jurisdiction or to file for a request for refund for such Taxes already paid in a timely manner as to any Taxes that it is responsible to pay or remit or for which it is responsible to pay or reimburse the other Party. In the event either Party makes such filings, the other Party will cooperate with such filing Party by providing any relevant information within that Party’s possession or control, which will support the filing Party’s filing upon request by and as specified by the filing Party. Upon the issuance by the taxing authority or court of a final, non-appealable order, which lifts the tolling of an obligation to pay and requires payment of the applicable Taxes, and absent a stay of such order, the responsible Party will either pay directly to the applicable taxing authority, or reimburse the other Party for, such Taxes and any other amounts (including interest) required by such order.

12. Creditworthiness. When reasonable grounds for insecurity of payment arise with respect to the performance of any obligation owed to a Party under this Agreement by the other Party or its guarantor, the Party may demand adequate assurance of performance provided that it is not a Defaulting Party. Adequate assurance will mean sufficient security in a form and for a term reasonably specified by the demanding Party, including but not limited to, a standby irrevocable letter of credit, a deposit, a prepayment, or a security interest acceptable to the demanding Party.

13. Limitation of Remedies. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNLESS ANY DAMAGES PERMITTED HEREUNDER ARE CONSIDERED TO BE SUCH, NEITHER PARTY SHALL BE RESPONSIBLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT OR EXEMPLARY DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION DAMAGES, ETC.) UNDER ANY INDEMNITY PROVISIONS OR OTHERWISE, AND SUCH PARTY SHALL ONLY BE ENTITLED TO ACTUAL DAMAGES. UNLESS A DAMAGE PROVISION EXPRESSLY STATES THAT IT IS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO A PARTY, A PARTY SHALL HAVE ANY AND ALL OTHER RIGHTS AVAILABLE TO IT UNDER THIS AGREEMENT, APPLICABLE LAW OR IN EQUITY.

14. Regulatory Event. For the purposes of this Agreement, “Regulatory Event” means a government action requiring compliance, a court order, ruling, law, statute, ordinance, regulation or policy having the effect of law promulgated after the effective date of any Transaction under this Agreement, whether on a local, state or federal level, including but not limited to market rate caps (whether temporary or permanent), regulatory market requirements or the imposition of New Taxes. Regulatory Event will not include a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement. In the event a Regulatory Event occurs that renders a Party unable to continue to perform, either in whole or in part, under any Transaction, or a Regulatory Event has a material adverse economic impact under this Agreement on a Party (the “Affected Party”) as determined by the Affected Party and the Affected Party is unable, after using commercially reasonable efforts, to avoid the inability to perform or the material economic impact, the Affected Party or other Party (the “Non-Affected Party”), will be entitled to terminate and liquidate the Transactions affected by such Regulatory Event (the “Affected Transactions”) in accordance with Section 5, subject to the following conditions:

(a) In a timely manner following the occurrence of the Regulatory Event, the Affected Party must give the Non-Affected Party at least twenty (20) Business Days prior written notice of its intent to terminate and liquidate the Affected Transaction(s). The notice provided by the Affected Party will be the “Regulatory Event Notice to Terminate”. During the twenty (20) Business Day period following the Regulatory Event Notice to Terminate, the Parties will continue to perform their respective obligations under this Agreement and attempt to reach mutual agreement to resolve the material adverse economic impact on the Affected Party or the inability of the Affected Party to continue to perform.

(b) If a mutual agreement is not reached within the referenced twenty (20) Business Days notice period, the Affected Party will by written notice to the other Party specify an Early Termination Date (which must be a Business Day and which date will be no more than ten (10) Days after the date of such notice) and on such Early Termination Date will determine damages in accordance with Section 5 of this Agreement; provided however, that for purposes of determining the resulting amount(s) owed for the termination and liquidation of each Affected Transaction, the Market Value for each Terminated Transaction will be determined by using the mid-point, as it may be estimated, between the bid price and the ask price set forth in such publication(s) commonly accepted by the natural gas industry (selected by RE Gas in a commercially reasonable manner) to determine Market Value for each Terminated Transaction to reflect that neither Party is a Defaulting Party and accordingly the intent of the Parties is not to ascertain liquidated damages from a non-defaulting Party’s perspective. The respective Parties will have the same rights and remedies related to the calculation and dispute of the resulting Net Settlement Amount(s) owed with respect to the termination and liquidation of the Affected Transactions as those set forth in Section 5.

(c) The Party owing the Net Settlement Amount will pay the Net Settlement Amount to the other Party as provided under Section 5, provided that a Party will not be entitled to receive a Net Settlement Amount if it initiated or supported the Regulatory Event.

(d) For the purposes of this Section 14, “New Tax” or “New Taxes” means any and all governmental charges, licenses, fees, permits and assessments, or increases therein, that are imposed on a Party that (i) were not in effect on the date the Affected Transaction was entered into by the Parties, or (ii) were not imposed on the Affected Transaction on the date the Affected Transaction was entered into by the Parties.

15. Definitions. In this Agreement, words, phrases or expressions that are not defined herein, and that, in the usage or custom of the business of exploration, production, transportation, distribution or sale of Gas, have an accepted meaning, will have such applicable meaning. In addition to the terms defined elsewhere in this Agreement the following terms will have following respective meanings when used in this Agreement with initial capital letters:

“Baseload Marketing Fee” means the $0.025 per MMBtu charge to be paid by RE Gas (i) for each MMBtu of FOM Baseload Gas delivered, and (ii) for each MMBtu of Gas not delivered up to the Minimum Monthly Quantity in any Month.

“Business Day” means any Day except Saturday, Sunday or any Federal Reserve Bank holiday.

“Cover Quantity” has the meaning set forth in Section 3(a).

“Day” means a period of 24 consecutive hours, and with respect to a Transporter receiving Gas for a particular Transaction, coextensive with a “day” as defined by such Transporter.

“Delivery Point” means those points listed on Exhibit B or as specified in one or more Transaction Confirmation(s).

“DTI” means Dominion Transmission, Inc.

“DTI Demand Charge” means the maximum reservation charge under Rate Schedule FT in the currently effective DTI Tariff.

“DTI Service Agreement” means that certain agreement for the transportation of natural Gas between DTI and BP dated as of June 23, 2009, as the same may be amended, restated, or superseded from time to time.

“DTI Tariff” means the Gas tariff of DTI filed with and approved by the Federal Energy Regulatory Commission, as such tariff may be revised from time to time.

“Firm” means that either Party may interrupt its performance without liability only to the extent that such performance is prevented as a result of an event of force majeure; provided, however, that during an event of force majeure the Party affected by such event will be responsible to the extent any Imbalance Charges are incurred due to the interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by such Transporter.

“FOM Baseload” has the meaning set forth in Section 3(a).

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Imbalance Charges” means any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

“MMBtu” means one million British thermal units.

“Minimum Monthly Quantity” has the meaning set forth in Section 3(a).

“Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

“Primary” is as defined in the currently effective DTI Tariff.

“Scheduled Gas” means the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

“Secondary” is as defined in the currently effective DTI Tariff.

“Shortfall Charge” means the per unit charge for each MMBtu not delivered up to the Minimum Monthly Quantity and is comprised of the DTI Demand Charge plus the Baseload Marketing Fee.

“Swing Gas” has the meaning set forth in Section 3(a).

“Swing Marketing Fee” means the $0.035 per MMBtu charge to be paid by RE Gas for each MMBtu of Swing Gas delivered.

“Transporter(s)” means all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular Transaction.

16. Miscellaneous.

(a) Billing & Notice. Any notice provided for herein will be in writing and may be personally delivered, sent by recognized overnight express courier, or by facsimile, to the address or facsimile number set forth below (or to such other address or facsimile number as a Party may direct by written notice to the other) and will be effective upon receipt; provided, however that if the date of actual receipt is not a Business Day, the notice will be deemed to have been received on the next Business Day. Additionally, notices for invoices and billing, and wire transfers will be made pursuant to the instructions set forth below:

If to BP:	If to RE Gas:

Notices:	Notices
BP Energy Company	R. E. Gas Development, LLC
201 Helios Way	476 Rolling Ridge Drive, Suite 300
Houston, TX 77079	State College, PA 16801
Attn: Gas Contracts Administration	Attn: Andrew Siegel
Telephone number: (713) 323-3160	Telephone number: (814) 278-7108
Fax: 713-323-0203	Fax: (814) 278-7286

With copies to:	With copies to:

BP Energy Company	REX Energy Corp.
201 Helios Way	476 Rolling Ridge Drive, Suite 300
Houston, TX 77079	State College, PA 16801
Attn: Senior Attorney, Natural Gas	Attn: Vice President & General Counsel
Fax: 713-323-7472	Fax: (814) 278-7286

Invoices and Billing:	Invoices and Billing:
BP Tax ID: 36-3421804	RE Gas Tax ID: 26-1405422
P.O. Box 3092	476 Rolling Ridge Drive, Suite 300
Houston, TX 77253-3092	State College, PA 16801
Attn: Gas Accounting	Attn: Andrew Siegel
Phone: 713-323-2000	Phone: (814) 278-7108
Fax: 713-323-5313	Fax: (814) 278-7286

Wire Transfer or ACH Numbers:	Wire Transfer or ACH Numbers:
ABA: 021000021	ABA: 022000046
Account: 910-2-548097	Account: 9847503548
Bank: JP Morgan Chase Bank, New York, NY	Bank: M&T Bank
Other Details: For the Account of BP Energy	Other Details:

(b) Governing Law. This Agreement will be construed in accordance with the laws of the State of New York, excluding any conflict of law rule that would result in the application of the law of another jurisdiction.

(c) Waiver. A Party’s failure to exercise its rights and remedies under this Agreement will not constitute a waiver of such rights and remedies unless set forth in writing, and no waiver of any breach of this Agreement will constitute a waiver of any other or any subsequent breach.

(d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the Parties. However, no Party may assign this Agreement, or any rights hereunder, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, provided that either Party may (i) transfer, sell, pledge, encumber, or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any creditworthy parent or affiliate by assignment, merger or otherwise without prior approval of the other party. Upon any such assignment, the transferor will remain principally liable for and will not be relieved of or discharged from any obligations hereunder. Any assignment made in violation of this provision will be void ab initio.

If RE Gas elects to sell the assets that produce, gather or process the Gas sold hereunder, and the purchaser of such assets does not take assignment of this Agreement once BP has provided its consent to such assignment, then this Agreement will terminate upon the transfer of the subject assets from RE Gas to such third party purchaser, and on such Early Termination Date, BP will determine damages in accordance with Section 5 of this Agreement; provided however, that for purposes of determining the resulting amount(s) owed for the termination and liquidation of each Affected Transaction, the Market Value for each Terminated Transaction will be determined by using the mid-point, as it may be estimated, between the bid price and the ask price set forth in such publication(s) commonly accepted by the natural gas industry (selected by BP in a commercially reasonable manner) to determine Market Value for each Terminated Transaction to reflect that neither Party is a Defaulting Party and accordingly the intent of the Parties is not to ascertain liquidated damages from a non-defaulting Party’s perspective. The respective Parties will have the same rights and remedies related to the calculation and dispute of the resulting Net Settlement Amount(s) owed with respect to the termination and liquidation of the Affected Transactions as those set forth in Section 5.

(e) Partial Invalidity. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect the validity or enforceability of any other provision of this Agreement.

(f) Integration. This Agreement, in connection with each applicable Transaction, sets forth the entire agreement of the Parties as to the subject matter hereof and supersedes all prior understandings and agreements, whether oral or written. Any amendment or supplement to this Agreement will be in writing. Section headings used herein are for convenience only and will not be used in construing this Agreement.

(g) Authority and Representations. Each Party represents and warrants to the other Party that (i) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, formation, or organization, as applicable; (ii) it has full authority to enter into this Agreement and perform its obligations hereunder; (iii) the person who executes this Agreement on its behalf has full and complete authority to do so; (iii) this Agreement and any related Transactions constitute its legal, valid and binding obligation, subject to applicable bankruptcy and similar creditors’ rights laws; and (iv) it is acting for its own account, having made its own independent decisions to enter this Agreement.

(h) Rules and Regulations. This Agreement is subject to all laws, rules, regulations, and orders of governmental agencies having jurisdiction over the subject matter hereof.

(i) Confidentiality. The terms and provisions of this Agreement and all applicable Transactions are confidential and proprietary to the Parties and will not be disclosed by either Party to third persons without the prior written consent of the other Party, except as may be disclosed (i) as required by law, regulations, court orders or exchange rules, (ii) to the extent necessary to enforce this Agreement, or (iii) as necessary to report any Transactions to publications in accordance with price reporting requirements; provided, however that this Agreement and the applicable Transactions may be disclosed to authorized representatives of such Party, including but not limited to attorneys, auditors, lenders, working interest partners and tax representatives.

(j) Forward Contract. The Parties specifically agree that this Agreement and all Transactions are “forward contracts” as such term is defined in the United States Bankruptcy Code (the “Code”) and that each Party is a “forward contract merchant” as such term is defined therein.

(k) Construction and Interpretation. Each of the Parties has had the opportunity to have its legal counsel review this Agreement on its behalf. If an ambiguity or question of intent arises with respect to any provision of this Agreement, this Agreement(s) will be construed as jointly drafted by the Parties. Neither the form of this Agreement, nor any language herein will be construed or interpreted in favor of or against either Party hereto as the sole drafter thereof.

(l) Recording of Conversations. Each Party will obtain any necessary consent of its agents and employees to record all telephone conversations and other communications relating to this Agreement between their respective employees.

(m) No Third Party Beneficiaries. There is no third party beneficiary to the Agreement.

(n) Counterparts. This Agreement may be executed in two original counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument representing the agreement of the Parties. A facsimile of this Agreement, including the signatures hereto, generated in good form by a fax machine or other reliable electronic means (as well as a photocopy thereof) will be treated as “original” documents admissible into evidence unless a document’s authenticity is genuinely placed in question.

Signature Page Follows

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Natural Gas Sales Agreement to be duly executed and delivered as of the day and year first above written.

BP Energy Company	R. E. Gas Development, LLC

By	By

Name:	Name:

Title:	Title:

Schedule 3(a) – 1

to

NATURAL GAS SALES AGREEMENT

Minimum Volumes:

Period:	MMBtu/Day
(FOM Baseload or Swing Gas)

Period 1: March 1, 2012 – December 31, 2012	17,500

Period 2: January 1, 2013 – October 31, 2022	59,500

Schedule 3(a) – 1

Schedule 3(a) – 2

to

NATURAL GAS SALES AGREEMENT

Firm Delivery Obligation by Delivery Point during Period 2:

Sarsen	25.900 MMBtu per Day

Blue Stone	33.600 MMBtu per Day

Schedule 3(a) – 2

Exhibit A

Form of Transaction Confirmation

See attached.

Exhibit B

Delivery Points

1.	The Sarsen Plant delivery point (“Sarsen”) on the DTI TL 400 line in Butler County, PA.

2.	The Blue Stone Plant delivery point (“Blue Stone”) on the DTI TL 400 line in Butler County, PA.

3.	The delivery point for a yet-to-be named processing plant to be built along DTI TL Line 400 in Butler County, PA (“Stonehenge #3”).

4.	The delivery point for another yet-to-be named processing plant to be built along DTI TL Line 400 in Butler County, PA (“Stonehenge #4”).

5.	Dominion Transmission South Point pool

6.	Such other points as the parties may from time to time agree in writing